EXHIBIT 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13D with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Dated: February 3, 2011

BANK OF AMERICA CORPORATION

By:	/s/ Michael Didovic
Name: Michael Didovic Title: Attorney-in-fact

BANK OF AMERICA, N.A.

By:	/s/ Michael Didovic
Name: Michael Didovic Title: Director

BLUE RIDGE INVESTMENTS, L.L.C.

By:	/s/ John Hiebendahl
Name: John Hiebendahl Title: Senior Vice President and Controller